Exhibit 10.1
THE PROGRESSIVE CORPORATION
2023 GAINSHARE PLAN

    1.    The Plan. The Progressive Corporation and its wholly-owned and majority-owned subsidiaries and down-stream affiliates (collectively, “Progressive” or the “Company”) have adopted The Progressive Corporation 2023 Gainshare Plan (the “Plan”) as part of the Company’s overall compensation program. The Plan is performance-based, is not a form of commission compensation, and is administered under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation (the “Committee”). Payment under the Plan, if any, is based on Company performance as defined by the Plan, not individual employee performance. Plan years will coincide with Progressive’s fiscal years.

    2.    Participants. Plan participants for each Plan year shall include all officers and regular employees of Progressive, unless determined otherwise by the Committee. Temporary employees are not eligible to participate in the Plan. Throughout this Plan, references to “executive officers” refer to executive officers of The Progressive Corporation within the meaning of any Securities and Exchange Commission (“SEC”) or New York Stock Exchange rule applicable to the Company.

    3.    Gainshare Formula. Subject to the terms of the Plan, annual payments pursuant to the Plan (each, an “Annual Gainshare Payment”) will be determined by application of the following formula:

Annual Gainshare Payment = Paid Eligible Earnings x Target Percentage x Performance Factor

    4.    Paid Eligible Earnings. “Paid Eligible Earnings” for any Plan year shall mean and include the following: regular, Paid Time Off pay (including Protected PTO-PSL but excluding the payout of unused Paid Time Off pay at termination), sick pay, holiday pay, funeral pay, overtime pay, military make-up pay, shift differential, and retroactive payments of any of the foregoing items, in each case received by the participant during the Plan year for work or services performed as an officer or employee of Progressive.

For purposes of the Plan, and notwithstanding the foregoing, Paid Eligible Earnings shall exclude all other types of compensation, including, without limitation: any short-term or long-term disability payments made to the participant; the earnings replacement component of any workers’ compensation benefit or award; any amounts paid pursuant to a judgment in, or settlement related to, any action, suit or proceeding, whether in law or equity, to any extent arising from or relating to a participant’s employment with the Company, or work or services performed for or on behalf of the Company; any amount paid under a separation allowance (or severance) plan; any bonus, Gainshare or other incentive compensation award (whether denominated, or payable, in cash or equity), including, without limitation, payments from any discretionary cash fund; any dividend payments or dividend equivalent amounts; any unused Paid Time Off; and any other payment required by applicable law to be paid to a participant by the Company and intended to replace all or any portion of wages or earnings during a period of unemployment, whether due to illness, disability or otherwise (including, but not limited to, payments made pursuant to any statute, rule or regulation of a governmental authority relating to leave on account of maternity, paternity, parental status or responsibility, or sickness).

    5.    Target Percentages. Target Percentages vary by position. Target Percentages for Plan participants typically are as follows:

POSITION	TARGET %
Chief Executive Officer and Other Executive Officers	Determined by the Compensation Committee
Other Senior Executives and Executive Level Managers	60 - 150%
Business Leaders	35 - 60%
Directors and Senior Directors	20 - 35%
Middle Managers and Senior Managers	15 - 25%
Senior Professionals and Entry Level Managers	8 - 20%
Administrative Support and Entry Level Professionals	4 - 8%

Target Percentages will be established within the above ranges by, and may be changed with the approval of, the Chief Human Resources Officer; provided that the Chief Human Resources Officer may establish appropriate procedures to evaluate the need for, and if appropriate, implement individual exceptions to, the foregoing ranges. Target Percentages may be changed from year to year by the Chief Human Resources Officer. The Chief Human Resources Officer may consult with the Chief Executive Officer on any of the foregoing decisions. Notwithstanding anything herein to the contrary, only the Committee may establish or modify the Target Percentages for the Company’s executive officers.

If a participant’s Target Percentage changes during a Plan year, the Target Percentages used to calculate such participant’s Annual Gainshare Payment hereunder shall be weighted appropriately to reflect such participant’s tenure in each such position during the Plan year.

6.    The Performance Factor.

    A.    Core Business Defined.

The Performance Factor shall be determined by the performance of the Core Business during the Plan year, pursuant to the procedures and calculations described below. The “Core Business” shall be comprised of the following:
•The Agency Auto business unit, consisting of the auto business produced by independent agents or brokers, including Strategic Alliances Agency auto, but excluding all Agency special lines businesses;
•The Direct Auto business unit, consisting of the personal auto business produced by phone, over the Internet, or via a mobile device, but excluding all Direct special lines businesses;
•The special lines business unit, which shall consist of special lines businesses generated by agents and brokers or directly by phone, over the Internet, or via a mobile device;
•The Commercial Lines business unit (as described in the Company’s SEC filings); and
•The Property business unit (as described in the Company’s SEC filings).

Each of the Agency Auto, Direct Auto, special lines, Commercial Lines and Property business units is individually referred to herein as a “Business Unit.” Notwithstanding the foregoing descriptions, for all purposes under this Plan, the following are excluded from the Core Business results:
(i)from both growth and profitability: results of the Professional Liability business, the Midland Financial Group, Inc. and other businesses in run-off; results of the CAIP Servicing Group; flood insurance policies, renters insurance policies, umbrella policies and related expenses; and business owners’ policies and related expenses; and
(ii)from growth: any results of any Commercial Lines product or program pursuant to which the Company insures any transportation network company or other entity engaged in a ride, cartage, or vehicle sharing business, operation, platform, or program or in a business based on matching and/or sharing time, use and/or assets by and among people and/or businesses (collectively, the “TNC business”) and results from The Protective Insurance Corporation and its subsidiaries (collectively, the “Protective business”). For purposes of this Plan, any business or entity acquired during the Plan year will be excluded to the extent determinable.

    B.    Matrices.

For purposes of computing a performance score for the Core Business, operating performance results for each Business Unit are evaluated using a performance matrix for the Plan year. Each matrix assigns performance scores to various combinations of profitability and growth outcomes for the applicable Business Unit. Those scores are then weighted and combined to produce a Performance Factor as described in 6.D. below.

For 2023, and for each Plan year thereafter until otherwise determined by the Committee, each Business Unit will be evaluated, and separate Gainshare matrices will be established by the Committee for the following:

•Agency Auto;
•Direct Auto;
•Special lines;
•Commercial Lines (comprised of a Commercial Auto component and a combined TNC & Protective business component); and
•Property (comprised of two separate strategic growth components).

    C.    Performance Measures.

Growth. The growth measure for the Plan year under all applicable matrices will be based on policies in force (“PIFs”).

For all applicable matrices, growth will be measured by the percentage change in average PIFs for the Plan year compared to the average PIFs of the immediately preceding fiscal year. Average PIFs for the Plan year and for the immediately preceding fiscal year will be determined by adding the fiscal-month-end number of PIFs for each month during such year and dividing the total by twelve.

Assigned risk business will not be included in determining the growth of any Business Unit.

Profitability. For all applicable matrices, the measurement of profitability will be the combined ratio (calculated using measures determined in accordance with U.S. generally accepted accounting principles) (the “GAAP Combined Ratio”) for the Plan year for the applicable Business Unit.

Assigned risk business will be included in determining the GAAP Combined Ratio for the applicable Business Unit. The net operating expense of Corporate Products (e.g., self-insurance) shall be apportioned among the appropriate Business Units in accordance with the respective amount(s) of net earned premiums generated by each such Business Unit and will be reflected in the calculation of the GAAP Combined Ratio for such Business Units.

    D.    Calculation of Performance Factor.

Performance Scores

Using the actual performance results and the Gainshare matrix for each Business Unit, the GAAP Combined Ratio* for each such Business Unit will be matched with the growth levels achieved by such Business Unit, to determine the performance score for each such Business Unit. The performance score for each Business Unit, which will be used to calculate the Performance Factor as described further below, can vary from 0 to 2.00. Provided, however, that with respect to the Commercial Lines and Property Business Units, if the respective GAAP Combined Ratio* is at or above 100, the Performance Factor for such Business Unit shall be 0.

*With respect to the Commercial Line’s GAAP Combined Ratio, the Commercial Auto component score will be weighted with the combined TNC & Protective business component score based upon earned premium.

Performance Factor

The resulting performance scores for each of the Agency Auto, Direct Auto, special lines, Commercial Lines and Property Business Units will then be multiplied by a weighting factor, which shall be a fraction or decimal equivalent, determined by dividing the net earned premiums generated by such Business Unit during the Plan year by the net earned premiums generated by all of the Business Units comprising the Core Business in the aggregate. The sum of these weighted performance scores will be the Performance Factor for the Plan year.

E.    Limitations.

The final Performance Factor in total or for any single business unit cannot exceed 2.00.

    7.    Payment Procedures; Deferral.

A.Executive Team.

In the case of a participant who is the Chief Executive Officer or any other executive officer (other than the Chief Accounting Officer) within the meaning of Rule 16a-1(f) or otherwise for purposes of Section 16 of the Securities Exchange Act of 1934 as of February 16, 2022 (collectively, the “Executive Team”), subject to Paragraphs 9 and 16 below, Annual Gainshare Payments shall be paid after the Committee determines the Performance Factor but in any event prior to March 15th of the year immediately following the Plan year; provided, however, that the Committee may, in its sole discretion, reduce the amount of, or eliminate in full, any Annual

Gainshare Payment to a member of the Executive Team at any time before payment, for any or no reason. The Committee may, in its sole discretion, treat individual members of the Executive Team differently for these purposes. Any such determination by the Committee shall be final and binding on each participant whose Annual Gainshare Payment is affected thereby and on such participant’s estate and beneficiaries.

B.Other Participants.

In the case of participants who are not members of the Executive Team, subject to Paragraphs 9 and 16 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of such participant’s Annual Gainshare Payment for that Plan year, if any, equal to 75% of an amount calculated on the basis of Paid Eligible Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year, and an estimated performance factor determined using the performance data for each Business Unit through the first 11 months of the Plan year (estimated, if necessary), the applicable Gainshare matrix and the calculations described above. Subject to Paragraphs 9 and 16 below, no later than February 28 of the following year, each participant will receive the amount equal to (x) such participant’s Annual Gainshare Payment, if any, for such Plan year, based on such participant’s Paid Eligible Earnings and performance data for the entire Plan year, minus (y) the amount of the initial payment received by such participant pursuant to the immediately preceding sentence.

    C.    Deferral.

Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (“Deferral Plan”) may elect to defer all or a portion of the Annual Gainshare Payment otherwise payable to such participant under this Plan, subject to and in accordance with the terms of the Deferral Plan. If a Plan participant has made such an election under the Deferral Plan, then to the extent of such election, the Annual Gainshare Payment will, instead of being paid to such participant as described in the immediately preceding paragraphs, be credited to such participant’s account under the Deferral Plan in accordance with the terms of the Deferral Plan.

    8.    Other Plans. If, for any Plan year, an employee has been selected to participate in both this Plan and another cash incentive plan offered by the Company, then with respect to such employee, the Gainshare formula set forth in Paragraph 3 hereof shall be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee’s total annual incentive opportunity that is being provided by this Plan. The Committee shall have full authority to determine the incentive plan or plans in which any employee will participate during any Plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.

    9.    Qualification Date; Leave of Absence; Withholding. Unless otherwise determined by the Committee, and except as expressly provided herein, in order to be entitled to receive an Annual Gainshare Payment for any Plan year, the participant must be an active officer or regular employee of the Company on November 30 of the Plan year (“Qualification Date”). An individual (i) who is hired on or after December 1 of any Plan year or (ii) whose employment terminates for any reason prior to the Qualification Date is not entitled to an Annual Gainshare Payment for that Plan year. Annual Gainshare Payments are not earned until paid.

Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, as amended (or equivalent state or local law), the Americans with Disabilities Act of 1991, as amended (or equivalent state or local law), personal leave of absence with the approval of the Company, military leave or short- or long-term disability (provided that, in the case of a long-term disability, the participant is still an employee of the Company) on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Gainshare Payment for such Plan year, calculated as provided in Paragraphs 3 through 6 above, based on the amount of Paid Eligible Earnings received by such participant during the Plan year and paid in the manner and at the times as are described in Paragraph 7 above but subject to Paragraph 16 below.

Progressive shall have the right to deduct from any Annual Gainshare Payment, prior to payment, the amount of any taxes required to be withheld by any federal, state, local or foreign government with respect to such payments.

    10.    Non-Transferability. Annual Gainshare Payments shall be payable only to the participant or, in the event of the participant’s death, to the participant’s estate. The right to any Annual Gainshare Payment hereunder may not be sold, transferred, assigned or encumbered, voluntarily or involuntarily, other than by will or the laws of descent or distribution. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.

    11.    Administration. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, alter, amend, modify, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.

The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants, their estates and beneficiaries and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision. No member of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith with respect to the Plan.

Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein, interpret the provisions hereof, waive any of the requirements specified herein and make determinations hereunder and to select, approve, establish, change or modify the Business Units and the Gainshare formulae, weighting factors, performance targets and Target Percentages) may be exercised by the Chief Executive Officer and/or the Chief Human Resources Officer; provided, however, that only the Committee may take such actions or make such determinations with respect to the Company’s executive officers. In the event of a dispute or conflict, the determination of the Committee will govern.

12.    Miscellaneous.

A.Recoupment. Progressive shall have the right to recoup any Annual Gainshare Payment (or an appropriate portion thereof, as hereinafter provided) with respect to any Plan year paid to a participant hereunder who was an executive officer of Progressive at any time during such Plan year, if: (i) the Annual Gainshare Payment was calculated by reference to the achievement during such Plan year of certain financial or operating results (which includes, for purposes hereof, the Performance Factor described in Section 6); (ii) such financial or operating results were incorrect and were subsequently the subject of a restatement by Progressive within three (3) years after the date on which such Annual

Gainshare Payment was paid to the participant; and (iii) the Annual Gainshare Payment would not have been paid, in whole or in part, to the participant if the restated financial or operating results had been known at the time the payment was made. Such recoupment right shall be available to Progressive whether or not the participant in question was at fault or responsible in any way in causing such restatement. In such circumstances, Progressive will have the right to recover from each such participant for such Plan year, and each such participant will refund to Progressive promptly upon demand, the amount by which the Annual Gainshare Payment paid to such participant for the Plan year in question exceeded the payment that would have been made if the Annual Gainshare Payment had been calculated by reference to the restated results, without interest; provided, however, that Progressive will not seek to recover such amounts from any participant who is not a member of the Executive Team unless the amount due would exceed the lesser of five percent (5%) of the Annual Gainshare Payment previously paid or twenty-thousand dollars ($20,000). Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against future Annual Gainshare Payments or other bonus payments, credits against any other compensation or other appropriate mechanism. References in this paragraph to payments and amounts paid shall be deemed to include amounts deposited into the Deferral Plan as a result of an election by the participant.

B.Further Rights. Notwithstanding the foregoing subsection A., if any participant that was an executive officer at any time during such Plan year engaged in fraud or other misconduct (as determined by the Committee or the Board, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used hereunder to determine the Annual Gainshare Payments for a specific Plan year, Progressive will further have the right to recover from such participant, and the participant will refund to Progressive upon demand, an amount equal to the entire Annual Gainshare Payment paid to such participant for such Plan year plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the date that such bonus was paid to the participant. Progressive shall further have the right to recover from such participant Progressive’s costs and expenses incurred in connection with recovering such Annual Gainshare Payment from the participant and enforcing its rights under this subsection B., including, without limitation, reasonable attorneys’ fees. There shall be no time limit on the Company’s right to recover such amounts under this subsection B., except as otherwise provided by applicable law. References in this paragraph to payments and amounts paid shall be deemed to include amounts deposited into the Deferral Plan as a result of an election by the participant.

C.Compliance with Law and Exchange Requirements. The Annual Gainshare Payments determined and paid pursuant to the Plan shall be subject to all applicable laws and regulations. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Plan, if the SEC adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to a participant awarded an Annual Gainshare Payment pursuant to the Plan, then the Annual Gainshare Payment paid to such participant (and any payment made to a participant pursuant to a similar plan or an award under The Progressive Corporation 2017 Executive Annual Incentive Plan) shall be subject to recoupment by the Company pursuant to the terms of the rules of the SEC and any applicable Exchange and any policy of the Company adopted in response to such rules. References in this paragraph to payments and amounts paid shall be deemed to include amounts deposited into the Deferral Plan as a result of an election by the participant.

D.Rights Not Exclusive. The rights contained in the foregoing subsections A. through C. shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under any applicable law or regulation. Nothing contained in subsections A. through C. shall be deemed to limit any additional legal or equitable rights or remedies the Company may have under applicable law with respect to any participant who may have caused or contributed to the Company's need to restate its financial results. If any of the provisions of subsections A. through C., or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

    13.    Termination; Amendment. The Plan may be suspended, terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

    14.    Unfunded Obligations. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive’s general assets.

    15.    No Employment Rights. Nothing in the Plan, and no action hereunder, shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its officers or employees or change any of their job titles, duties, authority or compensation, at any time and without assigning a reason therefor.

    16.    Set-Off Rights. Progressive shall have the unrestricted right to set off against or recover out of any Annual Gainshare Payment or other sums owed to any participant under the Plan any amounts owed by such participant (including pursuant to Section 12) to Progressive.

    17.    Misconduct. No Participant shall have the right to receive any portion of any Annual Gainshare Payment if, prior to such payment being made, Participant’s employment is terminated as a result of any action or inaction that, under Progressive’s employment practices or policies as then in effect, constitutes grounds for immediate termination of employment, as determined by Progressive (or, in the case of an executive officer, the Committee) in its sole discretion. In addition, no participant who is a member of the Executive Team shall have the right to receive any Annual Gainshare Payment if, prior to such payment being made, participant’s employment is terminated by Progressive for Cause, or if there occurs any action or inaction that constitutes grounds for termination for Cause or otherwise constitutes grounds for immediate termination of employment under the Company’s employment practices or policies as then in effect, as determined by the Committee in its sole discretion. For purposes of this Section 17, “Cause” shall mean a felony conviction of a participant or the failure of a participant to contest prosecution for a felony; a participant’s willful misconduct or dishonesty, any of which, in the judgment of the Committee, is harmful to the business or reputation of Progressive; or any material violation (in the judgment of the Committee (with respect to the Executive Team) or the Chief Executive Officer and/or Chief Human Resources Officer (with respect to other participants)) of any of the provisions of the Company’s Code of Business Conduct and Ethics or the Chief Executive Officer/Senior Financial Officer Code of Ethics (if applicable to the participant), or any confidentiality agreement, non-solicitation agreement, non-competition agreement or other agreement between the participant and Progressive.

    18.    Employees Subject to Foreign Jurisdictions. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice or taxation and to further the purposes of the Plan, the Committee may, without amending the Plan, exclude any employee not temporarily or permanently residing in the United States from participating in the Plan or establish rules applicable to Annual Gainshare Payments to participants who are foreign nationals or foreign residents, are employed outside the United States, or both, including rules that differ from those set forth in this Plan.

    19.    Section 409A. Payments under the Plan are intended to be exempt from Section 409A because no legally binding right to any Annual Gainshare Payment arises until the payment date, and, in the alternative, because any payment is a short term deferral under Section 409A; the Plan shall be administered and interpreted accordingly. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any payment under the Plan may constitute deferred compensation subject to Section 409A, the Committee may take any actions necessary to preserve the intended tax treatment of the benefits provided with respect to such payment. Any benefit under the Plan that is subject to Section 409A because deferred pursuant to the terms of the Deferral Plan shall be paid according to the terms of such plan.

    20.    Prior Plans. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by, or due from, Progressive with respect to the 2023 and future Plan years (other than “stand-up” bonuses provided to employees of ARX Holding Corp. and its downstream subsidiaries and affiliates (“ARX”) and commissions provided to ARX employees involved in agency operations). Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 2022 Gainshare Plan (the “Prior Plan”), which is and shall be deemed to have terminated on the last day of the Company’s 2022 fiscal year (the “Prior Plan Termination Date”); provided, however, that (a) any bonuses or other sums earned and payable under the Prior Plan with respect to the 2022 Plan year shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder, and (b) any provisions regarding recoupment of payments from executive officers and the administrative and interpretive authority of the Committee, the Chief Executive Officer and/or the Chief Human Resources Officer under the Prior Plan shall survive such termination.

    21.    Effective Date. This Plan is adopted, and is effective, as of the first day of Progressive’s 2023 fiscal year. This Plan shall be effective for the 2023 Plan year and for each Plan year thereafter unless and until terminated by the Committee.

    22.    Governing Law. This Plan shall be governed by, and interpreted and construed in accordance with, the laws of the State of Ohio applicable to contracts made and performed wholly within such state by residents thereof.